UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                       SEC File Number 000-52262
                                                       CUSIP Number 761250109

                           NOTIFICATION OF LATE FILING


(Check One): [ ] Form 10-K   [ ] Form 20-F    [ ] Form 11-K      |X| Form 10-Q
             [ ] Form 10D    [ ] Form N-SAR   [ ] Form N-CSR

      For Period Ended: October 5, 2008

      [ ] Transition Report on Form 10-K

      [ ] Transition Report on Form 20-F

      [ ] Transition Report on Form 11-K

      [ ] Transition Report on Form 10-Q

      [ ] Transition Report on Form N-SAR

      For Transition Period Ended:______________________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                      RESTAURANT ACQUISITION PARTNERS, INC.
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                             Full Name of Registrant


                    5950 Hazeltine National Drive, Suite 290
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            Address of Principal Executive Office (Street and Number)


                           Orlando, Florida 32822-5007
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                            City, State and Zip Code


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PART II - RULE 12-b 25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
|X| day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof could not be filed within the prescribed time period.

Restaurant Acquisition Partners, Inc. (the "Registrant") is unable to file its Quarterly Report on Form 10-Q for the quarterly period ended October 5, 2008 ("Third Quarter 10-Q") within the prescribed time period without unreasonable effort or expense due to the fact that it has not completed the process of preparing and integrating its operating and financial information into statements for the third quarter of 2008. The Registrant anticipates that it will file its Third Quarter 10-Q no later than the fifth calendar day following the prescribed due date, as permitted by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Christopher R. Thomas (Chief Executive Officer)       407         240-9190
-----------------------------------------------   ----------- ------------------
                    (Name)                        (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X| Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      RESTAURANT ACQUISITION PARTNERS, INC.
                      -------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: November 20, 2008      By: /s/ Christopher R. Thomas
      -----------------          -----------------------------------------------
                                 Christopher R. Thomas
                                 Chief Executive Officer, President and Director